Exhibit 10.29

LEHMAN BROTHERS

Transaction

Date:	22 September, 2006
To:	FLAGSTONE REINSURANCE HOLDINGS LTD
	Attention:	Documentation Unit
From:	Lehman Brothers Special Financing Inc.
Transaction Management Group
	Facsimile:	(+1) 646-885-9551 (United States of America)
	Telephone:	212-526-9570 (Louis P. Bardos)
Ref. Numbers:	Risk ID: 1295747L I Effort ID: N1047112/Global Deal ID: 2648398

Dear Sir or Madam:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Lehman Brothers Special Financing Inc. (“Party A”) and FLAGSTONE REINSURANCE HOLDINGS LTD (“Party B”) on the Trade Date specified below. This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. In addition, you and we agree to use all reasonable efforts promptly to negotiate, execute and deliver an agreement in the form of the ISDA Master Agreement (Multicurrency-Cross Border) (the “ISDA Form”), with such modifications as you and we will in good faith agree. Upon the execution by you and us of such an agreement, this Confirmation shall supplement, form a part of, and be subject to that agreement (the “Agreement”). All provisions contained or incorporated by reference in the Agreement, upon its execution, will govern this Confirmation except as expressly modified below. Until we execute and deliver the Agreement, this Confirmation, together with all other documents confirming transactions entered into between us and referring to the ISDA Form, shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Form as if we had executed an agreement in such form (but without any Schedule) on the Trade Date of this Transaction. In the event of any inconsistency between the provisions of that agreement, or the Agreement, when executed, and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

The definitions and provisions contained in the 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc. (the “Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and the terms of this Confirmation, this Confirmation will govern. For the purpose of the Definitions, references herein to a “Transaction” shall be deemed to be references to a “Swap Transaction”.

Party A and Party B each represents that entering into the Transaction is within its capacity, is duly authorized and does not violate any laws of its jurisdiction of organization or residence or the terms of any agreement to which it is a party. Party A and Party B each represents that (a) it is not relying on the other party in connection with its decision to enter into this Transaction, and neither party is acting as an advisor to or fiduciary of the other party in connection with this Transaction regardless of whether the other party provides it with market information or its views; (b) it understands the risks of the Transaction and any legal, regulatory, tax, accounting and economic consequences resulting therefrom; and (c) it has determined based upon its own judgment and upon any advice received from its own professional advisors as it has deemed necessary to consult that entering into the Transaction is appropriate for such party in light of its financial capabilities and objectives. Party A and Party B each represents that upon due execution and delivery of this Confirmation, it will constitute a legally valid and binding obligation,

LEHMAN BROTHERS SPECIAL FINANCING INC.
LEHMAN BROTHERS INC.
745 SEVENTH AVENUE, NEW YORK NY 10019

enforceable against it in accordance with its terms, subject to applicable principles of bankruptcy and creditors’ rights generally and to equitable principles of general application.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	01 September, 2006

Effective Date:	05 September, 2006

Termination Date:	15 September, 2011, subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Amounts I:

Floating Amount I Payer:	Party A

Floating Amount Payer I Currency Amount:	EUR 13,000,000.00

Floating Amount I Payer Payment Dates:

The 15th calendar day of each March, June, September, and December, from and including 15 December, 2006 to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Rate Option:	EUR-EURIBOR-Telerate

Designated Maturity:	3 months

Spread:	Plus 3.54%

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period

Floating Amounts II:

Floating Amount II Payer:	Party B

Floating Amount Payer II Currency Amount:	USD16,688,100.00

Floating Amount II Payer Payment Dates:

The 15th calendar day of each March, June, September, and December, from and including 15 December, 2006 to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	3 months

Spread:	Plus 3.71%

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period

Risk ID: 1295747L / Effort ID: 1047112 / Global Deal ID: 2648398

Initial Exchange:	Applicable

Initial Exchange Date:	The Effective Date

Floating Amount Payer I Initial Exchange Amount:	USD16,688,100.00

Floating Amount Payer II Initial Exchange Amount:	EUR13,000,000.00

Final Exchange:	Applicable

Final Exchange Date:	The Termination Date

Floating Amount Payer I Final Exchange Amount:	EUR13,000,000.00

Floating Amount Payer II Final Exchange Date:	USD16,688,100.00

Business Days:	London; New York; TARGET Settlement Day

Miscellaneous:

Calculalion Agent:	Party A

Office:	For the purposes of this Transaction, Party A is not a Multibranch Party, and the Office of Party B is its Head Office.

Transfer:

Notwithstanding Section 7 of the Agreement, Party A may assign its rights and obligations under this Transaction, in whole and not in part, to any Affiliate of Lehman Brothers Holdings Inc. (“Holdings”) effective upon delivery to Party B of the guarantee by Holdings, in favor of Party B, of the obligations of such Affiliate; provided, however, any provision to the contrary in the Agreement, when executed, shall take precedence over this election.

Governing Law:	English law; provided, however, any provision to the contrary in the Agreement, when executed, shall take precedence over this election.

Termination Currency:	USD; provided, however, any provision to the contrary in the Agreement, when executed, shall take precedence over this election.

Risk ID: 1295747L / Effort ID: 1047112 / Global Deal ID: 2648398

Collateral:

Party A and Party B agree that this provision will apply with respect to this Transaction and all other Transactions entered into between them until such time as they execute an ISDA Credit Support Annex to the Agreement.

Paragraphs one through ten of the standard form ISDA Credit Support Annex (English law) (the “CSA”) are incorporated by reference herein subject to the elections and modifications set out below. Terms defined in the CSA have this same meaning herein.

Elections and variables for the purposes of Paragraph 13 of the CSA:

“Eligible Collateral” shall include, for Party B, (A) USD cash at a Valuation Percentage of 100% and/or (B) negotiable debt obligations issued by the U.S. Treasury Department having a maturity at issuance of not more than one year (“Treasury Bills”) at a Valuation Percentage of 99% and/or (C) negotiable debt obligations issued by the U.S. Treasury Department having a maturity at issuance of more than one year but not more than ten years (“Treasury Notes”) at a Valuation Percentage of 98% and/or (D) negotiable debt obligations issued by the U.S. Treasury Department having a maturity at issuance of more than ten years (“Treasury Bonds”) at a Valuation Percentage of 97%.

Notwithstanding anything contained herein, the term “Transferee” means only Party A and the term “Transferor” means only Party B.

“Threshold” means zero (0) with respect to Party B.

“Minimum Transfer Amount” means with respect to a party USD250,000.00; provided that if an Event of Default, Credit Event Upon Merger or Additional Termination Event has occurred and is continuing with respect to a party, the Minimum Transfer Amount with respect to such party shall be zero.

“Valuation Agent” means Party A. Notwithstanding Paragraph 3(b), calculations will only be provided upon a demand made by Party B.

“Valuation Date” means any Local Business Day.

“Valuation Time” means the close of business in the location where the relevant product is traded provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

“Notification Time” means 3.00 p.m., New York time, on a Local Business Day.

Risk ID: 1295747L / Effort ID: 1047112 / Global Deal ID: 2648398

“Value” For the purpose of Paragraph 4(a)(4)(i)(C) and 4(a)(4)(ii) of the CSA, the Value of the outstanding Credit Support Balance or of Eligible Credit Support or Equivalent Credit Support other than cash will be calculated as follows:

With respect to any Treasury Bills, Treasury Notes, or Treasury Bonds (referred to herein as “Government Obligations”) the sum of (I) (x) the bid price quoted on such date by a mutually acceptable principal market maker for such Government Obligations, or (y) if no such quotation is available from a principal market maker for such date, such bid price as of the day, next preceding such date, on which such quotation was available, in either case multiplied by the applicable Valuation Percentage, plus (II) the accrued interest on such Government Obligations (except to the extent Transferred to a party pursuant to any applicable section of this Agreement or included in the applicable price referred to in (I) of this definition) as of such date.

“Interest Rate” means the rate per annum equal to the overnight Federal Funds Rate for each day Cash is held by the Secured Party as reported in Federal Reserve Publication H.15-519.

(I)                                    Additional Termination Events (provided, however, any provision to the contrary in the Agreement, when executed, shall take precedence over these Additional Termination Events):

(a) Maintenance of Shareholders’ Equity. On any day during the term hereof, Party A in its sole discretion determines that Party B has failed to maintain a minimum Shareholders’ Equity in an amount equal to USD 500,000,000. For the purpose of the foregoing Termination Event, Party B shall be the Affected Party.

For the purposes hereof, “Stockholders’ Equity” means with respect to an entity, at any time, the sum at such time of (i) its capital stock (including preferred stock) outstanding, taken at par value, (ii) its capital surplus and (iii) its retained earnings, minus (iv) treasury stock, each to be determined in accordance with generally accepted accounting principles consistently applied.

(b) Intervention. Any insurance regulatory authority takes action to intervene into the management or business affairs of Party B, including without limitation, the commencement of a supervisory, rehabilitation or delinquency proceeding or the application to a court to commence the same. For purpose of the foregoing Termination Event, Party B shall be the Affected Party.

Risk ID: 1295747L 1 Effort ID: 1047112 / Global Deal ID: 2648398

(c) Material Adverse Change. Party B has experienced or is experiencing a material adverse change, determined by Party A in Party A’s sole discretion, in its business, assets, operations or financial condition. For the purpose of the foregoing Termination Event, Party B shall be the Affected Party.

(II)                                Other Provisions: (provided, however, any provision to the contrary in the Agreement, when executed, shall take precedence over these provisions):

(a) Representations: Section 3 of the ISDA Form is hereby amended by adding the following additional subsection:

Eligible Contract Participant. It is an “eligible contract participant” as defined in the Commodity Futures Modernization Act of 2000; provided, however, any provision to the contrary in the Agreement, when executed, shall take precedence over this election.

(b) Waiver of Trial By Jury. Insofar as is permitted by law, each party irrevocably waives any and all rights to trial by jury in any legal proceeding in connection with this Transaction, and acknowledges that this waiver is a material inducement to the other party’s entering into this Transaction hereunder; provided, however, any provision to the contrary in the Agreement, when executed, shall take precedence over this election.

Please confirm your agreement with the foregoing by executing this Confirmation and returning such Confirmation, in its entirety, to us at facsimile number (+1) 646-885-9551 (United States of America), Attention: Confirmations Group.

Yours sincerely,	Accepted and agreed to:

Lehman Brothers Special Financing Inc.	FLAGSTONE REINSURANCE HOLDINGS LTD
By:
Name: Anatoly Kozlov
Title: Authorized Signatory
By:
Name: Patrick Boisvert
Title: CAO

Risk ID: 1295747L / Effort ID: 1047112 / Global Deal ID: 2648398